PRICING SUPPLEMENT NO. AIG-FP-3 DATED DECEMBER 15, 2006 TO PROSPECTUS DATED JULY 24, 2006 AND PROSPECTUS SUPPLEMENT DATED OCTOBER 12, 2006	FILED PURSUANT TO RULE 424(b)(2) REGISTRATION NO. 333-106040
AMERICAN INTERNATIONAL GROUP, INC.
MEDIUM-TERM NOTES, SERIES AIG-FP,
FLOATING RATE LIBOR NOTES DUE DECEMBER 5, 2046

Principal Amount: U.S.$23,501,000*	Original Issue Date: December 21, 2006

Agents’ Discount or Commission: U.S.$235,010 (representing a selling concession of 0.750% of the Principal Amount and a reallowance of 0.250% of the Principal Amount)	Stated Maturity: December 5, 2046

Net Proceeds to Issuer: U.S.$23,265,990 plus interest accrued from December 5, 2006 to, but not including, December 21, 2006	Interest Rate: 3 Month LIBOR - 25 bps

Form: ☑ Book Entry ☐ Certificated	CUSIP No.: 02687QBG2

Specified Currency (If other than U.S. dollars): N/A	Authorized Denominations (If other than U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof): N/A
The notes are being placed through or purchased by the Agents listed below:

Agent	Principal Amount
UBS Securities LLC	U.S.$23,501,000	Capacity:	☐ Agent	☑ Principal

If as Agent:	The notes are being offered at a fixed initial public offering price of ___% of principal amount.
If as Principal:	☐ The notes are being offered at varying prices related to prevailing market prices at the time of resale.
☑ The notes are being offered at a fixed initial public offering price of 100% of principal amount plus interest accrued from December 5, 2006 to, but not including, December 21, 2006.

Initial Interest Rate:	3 Month LIBOR determined as of 11:00 a.m. London time on December 1, 2006, minus 25 basis points.

Interest Reset Dates:	Quarterly on the 5th of March, June, September and December, commencing on March 5, 2007

Interest Payment Dates:	Quarterly on the 5th of March, June, September and December, commencing on March 5, 2007

Regular Record Dates:	15 calendar days prior to each Interest Payment Date

Spread (+/-):	- 25 bps	INTEREST RATE BASIS OR BASES:
Spread Multiplier:	N/A	☐	CD Rate
Maximum Interest Rate:	N/A	☐	CMT Rate
Minimum Interest Rate:	N/A		☐ CMT Moneyline Telerate Page 7051
Index Maturity:	3 Months		☐ CMT Moneyline Telerate Page 7052
☐ One-Week Average Yield
INTEREST CALCULATION:			☐ One-Month Average Yield
☑	Regular Floating Rate Note	☐	Commercial Paper Rate
☐	Floating Rate/Fixed Rate Note	☐	Eleventh District Cost of Funds Rate
	Fixed Rate Commencement Date:	☐	Federal Funds Open Rate
	Fixed Interest Rate:	☐	Federal Funds Rate
☐	Inverse Floating Rate Note	☑	LIBOR
	Fixed Interest Rate:		☐ LIBOR Reuters
☑ LIBOR Moneyline Telerate
		☐	Prime Rate
		☐	Treasury Rate
		☐	Other
*The notes offered pursuant to this pricing supplement represent a reopening of an issuance of $28,050,000 aggregate face amount of notes that had an original issue date of December 5, 2006 and were described in Pricing Supplement No. AIG-FP-2 dated November 28, 2006. Except for the different trade dates (and the corresponding difference in the original issue dates), the notes offered hereby and the notes issued on December 5, 2006 have identical terms, including the identical CUSIP number.

Redemption at Option of Issuer:
The notes will be redeemable, in whole or in part, at the option of the Issuer, upon written notice of a minimum of 30 and a maximum of 60 calendar days, on each of the redemption dates and at the corresponding redemption prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together with any accrued interest to the redemption date:

Redemption Date	Redemption Price
December 5, 2036	105.000%
December 5, 2037	104.500%
December 5, 2038	104.000%
December 5, 2039	103.500%
December 5, 2040	103.000%
December 5, 2041	102.500%
December 5, 2042	102.000%
December 5, 2043	101.500%
December 5, 2044	101.000%
December 5, 2045	100.500%
Repayment at Option of Holder:
The notes will be repayable, in whole or in part, at the option of the holder, upon written notice of a minimum of 30 and a maximum of 60 calendar days, on each of the repayment dates and at the corresponding repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together with any accrued interest to the repayment date:

Repayment Date	Repayment Price
December 5, 2009	97.500%
December 5, 2010	97.625%
December 5, 2011	97.750%
December 5, 2012	97.875%
December 5, 2013	98.000%
December 5, 2014	98.125%
December 5, 2015	98.250%
December 5, 2016	98.375%
December 5, 2017	98.500%
December 5, 2018	98.625%
December 5, 2019	98.750%
December 5, 2020	98.875%
December 5, 2021	99.000%
December 5, 2022	99.125%
December 5, 2023	99.250%
December 5, 2024	99.375%
December 5, 2025	99.500%
December 5, 2026	99.625%
December 5, 2027	99.750%
December 5, 2028	99.875%
December 5, 2029 and each December 5 thereafter to, and including, maturity	100.000%
In the event that a date in the tables above is not a business day, the repayment date will be the next succeeding business day.
If the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, we will comply with Rule 14e-1 as then in effect to the extent applicable.

Use of Proceeds:	We intend to lend the net proceeds from the sale of the notes to our subsidiary AIG Financial Products Corp. or certain of its subsidiaries for use for general corporate purposes.

Other Provisions:

Calculation Agent:	AIG Financial Products Corp.

Certain U.S. Federal Income Tax Consequences:	Prospective investors seeking to treat the notes as “qualified replacement property” for purposes of Section 1042 of the Internal Revenue Code of 1986, as amended, should be aware that Section
1042 requires the issuer to meet certain requirements in order for the notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic operating corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “passive income test”). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more corporations, all such corporations are treated as one corporation (the “affiliated group”) when computing the amount of passive investment income under Section 1042.

The Issuer believes that it is a domestic operating corporation and that less than 25 percent of its affiliated group’s gross receipts is passive investment income for the taxable year ending December 31, 2005. In making this determination, the Issuer has made certain assumptions and used procedures which it believes are reasonable. The Issuer cannot give any assurances as to whether it will continue to be a domestic operating corporation that meets the passive income test. It is, in addition, possible that the Internal Revenue Service may disagree with the Issuer’s determination of its status as domestic operating corporation or the manner in which the Issuer has calculated the affiliated group’s gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.

Notwithstanding that the final maturity of the notes is more than 30 years after the original issue date, prospective investors should refer to the discussion under “United States Taxation” in the accompanying prospectus supplement for a discussion of the other material consequences of owning the notes.
The information in this Pricing Supplement, other than the information regarding the initial public offering price, the net proceeds to the issuer, the identities of the initial purchasers or agents, the information under “Certain U.S. Federal Income Tax Consequences” above, and the following two paragraphs, will be incorporated by reference into the Global Security representing all the Medium-Term Notes, Series AIG-FP.
We are offering notes on a continuing basis through AIG Financial Securities Corp., ABN AMRO Incorporated, Banca IMI S.p.A., Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Daiwa Securities SMBC Europe Limited, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., McDonald Investments Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its best efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted offers to purchase approximately $1.8 billion aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement, including $71,551,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of Series AIG-FP notes.
Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.